Exhibit 99.1

               VaxGen and Britain's Health Protection Agency Sign
               Preliminary Pact to Deploy Anthrax Vaccine in U.K.

      BRISBANE, Calif., and PORTON DOWN, England - September 3, 2003 - VaxGen, Inc. (Nasdaq: VXGN) and the Health Protection Agency (HPA) for England and Wales announced today that they have signed a binding letter of intent (LOI) to negotiate terms under which VaxGen would license U.K. rights to, and transfer technology for, its recombinant anthrax vaccine candidate (rPA102) to HPA. The agreement would give HPA the right to manufacture the vaccine in the United Kingdom as well as to market the vaccine in the United Kingdom and possibly other territories.

      The LOI envisages that VaxGen will continue to manufacture rPA102 in the U.S. and HPA would establish manufacture in the U.K., with each party acting as a back-up supplier of anthrax vaccine to the other, thus increasing the supply security of this strategically important product. Earlier this year, VaxGen completed construction and commissioning of its U.S. manufacturing facility with a capacity of approximately 100 million doses per year.

      Under the terms of the LOI, HPA would be responsible for transfer of the manufacturing process and licensure of the product in the U.K. VaxGen would receive a royalty on sales of rPA102, if it is approved by the U.K. regulatory authority. This royalty may be supplemented by reciprocal rights to product technologies under development by HPA.

      The 12-month LOI is subject to extensions by mutual agreement of VaxGen and HPA. A definitive agreement will be subject to approval from the U.S. and U.K. governments and conclusion of a license agreement between VaxGen and the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) regarding underlying intellectual property. VaxGen is developing the rPA102 anthrax vaccine candidate under contract from the U.S. National Institute of Allergy and Infectious Diseases (NIAID).

      VaxGen selected HPA as its partner in this effort based on HPA's extensive experience with anthrax and a successful working relationship developed over the course of VaxGen's work under its NIAID contract to develop rPA102. HPA is the manufacturer of the current U.K. anthrax vaccine.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV and is the largest shareholder in Celltrion, Inc., a joint venture formed to build biopharmaceutical manufacturing operations for the manufacture of biopharmaceutical products, including those from VaxGen, should they be licensed. Celltrion is funded by a consortium of South Korean investors, with VaxGen contributing manufacturing

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technology, know-how and training. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.

      About HPA

      The Health Protection Agency is a national organization for England and Wales dedicated to protecting people's health and reducing the impact of infectious diseases, chemical hazards, poisons and radiation hazards. Established on April 1, 2003, HPA brings together the expertise of health and scientific professionals working in public health, communicable disease, emergency planning, infection control, laboratories, poisons, chemical, and radiation hazards. Among its functions, HPA provides rapid responses to health protection emergencies, including the deliberate release of biological, chemical, poison or radioactive substances.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and ability the Company to consummate a definitive agreement for manufacture, development and commercial sale in the United Kingdom and possibly other territories of rPA102 and the ability to develop and manufacture an anthrax vaccine and obtain regulatory approval. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 18, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:   Kesinee Angkustsiri Yip
            Associate Director
            Corporate Communications
            VaxGen, Inc.
            (650) 624-2304

            Dr. Trevor Marks
            Business Manager
            Health Protection Agency
            +44 (0) 1980 612455